AMENDMENT TO RIGHTS AGREEMENT

          AMENDMENT (the "Amendment"), dated as of March 16, 1998, to the Rights Agreement, dated as of December 1, 1995 (the "Rights Agreement"), between EXEL Limited, a company organized under the laws of the Cayman Islands (the "Company"), and ChaseMellon Shareholder Services, L.L.C., as successor Rights Agent (the "Rights Agent").

                                    Recitals

          I. The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement.

          II. The Company, New EXEL Limited, a limited liability company organized under the laws of the Cayman Islands ("New Parent"), and Mid Ocean Limited, a limited liability company organized under the laws of the Cayman Islands ("Mid Ocean"), contemplate entering into an Agreement and Scheme of Arrangements (the "Arrangements Agreement") pursuant to which, among other things, each of the Company and Mid Ocean will become subsidiaries of New Parent (the "Schemes"). The Board of Directors of the Company has approved the Arrangements Agreement.

          III. In connection with the Arrangements Agreement, the Company and JP Morgan Capital Corporation contemplate entering into a support agreement (the "Support Agreement") pursuant to which such shareholder of Mid Ocean has agreed to vote the shares of common stock of Mid Ocean then owned by such shareholder of Mid Ocean in favor of the Arrangements Agreement. The Board of Directors of the Company has approved the Support Agreement.

          IV. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement and amend the Rights Agreement.

          V. The Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.

          VI. All acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

          Accordingly, the parties agree as follows:

          A. Amendment of Section 1. Section 1 of the Rights Agreement is supplemented to add the following definitions in the appropriate locations:

          "'Arrangements Agreement' shall mean the Agreement and Scheme of Arrangements, dated as of March 16, 1998, by and among EXEL Limited, New EXEL Ltd., and Mid Ocean Limited, as it may be amended from time to time."

          "'Schemes' shall have the meaning set forth in the Arrangements Agreement."

          "'Support Agreement' shall mean the agreement, dated as of March 16, 1998, by and between EXEL Limited and JP Morgan Capital Corporation, as it may be amended from time to time."

          B. Amendment of the definition of "Acquiring Person". The definition of "Acquiring Person" in Section 1(a) of the Rights Agreement is amended by adding the following sentence at the end thereof:

          "Notwithstanding anything in this Agreement to the contrary, New EXEL Limited, Mid Ocean Limited, and JP Morgan Capital Corporation and their Affiliates and Associates shall not, individually or collectively, be deemed to be an Acquiring Person solely by virtue of (i) the execution of the Arrangements Agreement or the Support Agreement, as applicable, (ii) the consummation of the Schemes, or (iii) the consummation of the other transactions contemplated in the Arrangements Agreement or the Support Agreement."

          C. Amendment of the definition of "Distribution Date". The definition of "Distribution Date" in Section 1(m) of the Rights Agreement is amended by adding the following sentence at the end thereof:

          "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of (i) the execution of the Arrangements Agreement or the Support Agreement, (ii) the consummation of the Schemes, or (iii) the consummation of the other transactions contemplated in the Arrangements Agreement and the Support Agreement."

          D. Amendment of Expiration Date of Rights. Section 7(a) of the Rights Agreement is amended and restated to read in its entirety as follows:

          "Subject to Section 7(e) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Sections 9(c), 11(a)(iii), 23(a), and 24(b) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the designated office of the Rights Agent, together with payment of the aggregate Purchase Price for the total number of Ordinary Shares (or other securities, cash or other assets, as the case may be) as to which the Rights are then exercisable, at or prior to the earlier of (i) the close of business on August 31, 2005 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iii) the time at which all exercisable Rights

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

     are exchanged as provided in Section 24 hereof, or (iv) the consummation of the Arrangements (such earliest date being herein referred to as the "Expiration Date")."

          E. Amendment of Section 29. Section 29 of the Rights Agreement is amended to add the following sentence at the end thereof:

          "Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of the execution of the Arrangements Agreement or the Support Agreement or by virtue of any of the transactions contemplated by the Arrangements Agreement or the Support Agreement."

          F. Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

          G. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the Cayman Islands and for all purposes shall be governed by and construed in accordance with the laws of the Cayman Islands applicable to contracts to be made and performed entirely therein, except that the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York, U.S.A. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.








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


          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.


Attest:                              EXEL LIMITED


/s/Sarah Fox                         /s/Paul S. Giordano
Name: Sarah Fox                      Name: Paul S. Girodano
Title: Executive Assistant           Title: Senior Vice President,
                                            General Counsel and Secretary


Attest:                              CHASEMELLON SHAREHOLDER
                                            SERVICES, L.L.C.

/s/Robert M. Carvey, Sr.             /s/Robert M. Carvey, Sr.
Name: Robert M. Carvey, Sr.          Name: Robert M. Carvey, Sr.
Title:Group Vice President           Title: Group Vice President




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